Exhibit 10.3

FIRST AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This FIRST AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of January 12, 2009, is hereby entered into by and among Och-Ziff Capital Management Group LLC, a Delaware limited liability company (“Parent”), Och-Ziff Holding Corporation, a Delaware corporation (the “Corporation”), Och-Ziff Holding LLC, a Delaware limited liability company (“Holdings”), OZ Management LP, a Delaware limited partnership (“OZ Management”), OZ Advisors LP, a Delaware limited partnership (“OZ Advisors”) (OZ Management and OZ Advisors, together with all other Persons (as defined herein) in which the Corporation acquires a general partnership interest, managing member interest or similar interest after the date hereof and who execute and deliver a joinder contemplated in Section 7.14, the “Operating Group Entities”), OZ Advisors II LP, a Delaware limited partnership (“OZ Advisors II”, and together with the Operating Group Entities, the “Partnerships”), and each of the Partners (as defined herein).

RECITALS

WHEREAS, certain Partners held limited partnership interests in each of the Operating Group Entities as of the date of the Prior Agreement (as defined below) and sold a portion of such interests (the “Initial Sale”) as described in the registration statement on Form S-1 initially filed with the Securities and Exchange Commission on July 2, 2007 (Registration No. 333-144256), as amended prior to the date hereof;

WHEREAS, all of the Partners hold limited partnership interests (“Operating Partnership Units”) in each of the Operating Group Entities, each of which is treated as a partnership for U.S. Federal income tax purposes;

WHEREAS, the Corporation is the general partner of each of the Operating Group Entities, and will hold Operating Partnership Units in each of the Operating Group Entities in its capacity as a limited partner thereof;

WHEREAS, the Partnership Units (as defined herein) are exchangeable with the Partnerships in certain circumstances for Class A shares (the “Class A Shares”) in Och-Ziff Capital Management Group LLC, a Delaware limited liability company (the “Parent”) and/or cash pursuant to the Exchange Agreement;

WHEREAS, the Operating Group Entities, and each of their direct and indirect Subsidiaries treated as partnerships for United States Federal income tax purposes (other than any OZ Fund), have had and will have in effect an election under section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for the Taxable Year of the IPO Date and for each other Taxable Year in which an exchange by a Partner of Operating Partnership Units for Class A Shares

and/or cash occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Operating Group Entities and such Subsidiaries, solely with respect to the Corporation, at the time of an exchange by a Partner of Operating Partnership Units for Class A Shares and/or cash or any other acquisition of Operating Partnership Units for cash or otherwise, including the Initial Sale (collectively, an “Exchange”) (such time, the “Exchange Date”) (such assets and any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any such asset, the “Adjusted Assets”) by reason of such Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Operating Group Entities and such subsidiaries solely with respect to the Corporation may be affected by the Basis Adjustment (defined below) with respect to the Adjusted Assets and (ii) the Corporation may be affected by the Imputed Interest (as defined below);

WHEREAS, certain parties to this Agreement had previously executed a Tax Receivable Agreement (the “Prior Agreement”) dated as of November 13, 2007;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporation;

WHEREAS, the Partnerships intend to admit additional limited partners to the Partnerships from time to time;

WHEREAS, the parties to this Agreement desire that the Partnerships shall have the power and authority to join such additional limited partners of the Partnerships as parties to this Agreement as Partners and as Original Partners with respect to certain Sections hereof;

WHEREAS, Section 7.06 of the Prior Agreement provided that such Prior Agreement may be amended by Parent, the Corporation and Holdings, on behalf of themselves and the respective Partnerships they Control, and by Original Partners who would be entitled to receive at least two-thirds of the Early Termination Payments (excluding certain payments described in the Prior Agreement) payable to all Original Partners (unless such amendment would have a disproportionate effect on the payments certain Partners would or may have expected to receive under the Prior Agreement);

WHEREAS, the parties to this Agreement desire that the definition of “Agreed Rate” shall be amended as set forth herein effective as of the date of the Prior Agreement; and

WHEREAS, Parent, the Corporation and Holdings have determined that the changes made to the Prior Agreement by this Agreement will not have a disproportionate effect on the payments certain Partners would or may have expected to receive under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the undersigned parties agree to amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Adjusted Asset” is defined in the Preamble.

“Advisory Firm” means Skadden, Arps, Slate, Meagher & Flom LLP, Ernst & Young LLP, any other “big four” accounting firm or any other law firm that is nationally recognized as being expert in Tax matters and that is agreed to by the Board of Directors of the Parent (as defined in the Partnership Agreement of the Parent).

“Advisory Firm Letter” shall mean a letter from the Advisory Firm stating that the relevant schedule, notice or other information to be provided by the Corporation to the Applicable Partner and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such schedule, notice or other information is delivered to the Applicable Partner.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means the rate of interest earned or which would have been earned on a depository account of the Corporation’s choosing.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.04(b) of this Agreement.

“Amount Realized” means, in respect of an Exchange by an Applicable Partner, the amount that is deemed for purposes of this Agreement to be the amount realized by the Applicable Partner on the Exchange, which shall be the sum of (i) the Market Value of the Class A Shares, the amount of cash and the amount or fair market value of other consideration transferred to the Exchanging Member in the Exchange and (ii) the Share of Liabilities attributable to the Units Exchanged.

“Applicable Partner” means any present or former Partner to whom any portion of a Realized Tax Benefit is Attributable hereunder.

“Attributable”: The portion of any Realized Tax Benefit of the Corporation that is “Attributable” to any present or former Partner other than the Corporation shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i)	Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to an Adjusted Asset is Attributable to the Applicable Partner to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Partner bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by all Partners.

(ii)	Any Realized Tax Benefit arising from a deduction to the Corporation with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Partner that is required to include the Imputed Interest in income (without regard to whether such Partner is actually subject to tax thereon).

“Basis Adjustment” means the adjustment to the Tax basis of an Adjusted Asset under section 732 of the Code (in situations where, as a result of one or more Exchanges, a Partnership becomes an entity that is disregarded as separate from its owner for tax purposes) or sections 743(b) and 754 of the Code (including in situations where, following an Exchange, a Partnership remains in existence as an entity for Tax purposes) and, in each case, comparable sections of state, local and foreign Tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from (i) an Exchange of one or more Partnership Units shall be determined without regard to any Pre-Exchange Transfer of such Partnership Units and as if any such Pre-Exchange Transfer had not occurred.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power,

which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the board of directors of the Parent.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)	any Person or any group of Persons acting together which would constitute a ”group” for purposes of section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding a group of Persons, which, if it includes any Original Partner or any of his Affiliates, includes all Original Partners then employed by Parent or any of its Affiliates, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding voting securities; or

(ii)	the following individuals cease for any reason to constitute a majority of the number of directors of the Parent then serving: individuals who, on the date of the consummation of the initial public offering of Class A Shares, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Parent) whose appointment or election by the Board or nomination for election by the Parent’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date of the consummation of the initial public offering of Class A Shares or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii); or

(iii)	there is consummated a merger or consolidation of the Parent or any direct or indirect subsidiary of the Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) all of the Persons who were the respective Beneficial Owners of the voting securities of the Parent immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation; or

(iv)	the shareholders of the Parent approve a plan of complete liquidation or dissolution of the Parent or there is consummated an agreement or series of related agreements for the sale or other disposition, directly, or indirectly, by the Parent of all or substantially all of the Parent’s assets, other than such sale or other disposition by the Parent of all or substantially all of the Parent’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Parent in substantially the same proportions as their ownership of the Parent immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii) and clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Parent immediately following such transaction or series of transactions.

“Class A Shares” is defined in the recitals of this Agreement.

“Class B Shares” means the Class B shares in the Parent.

“Code” is defined in the recitals of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Entity” means any direct subsidiary of Parent which is classified as a corporation for U.S. federal income tax purposes.

“Corporation” is defined in the Preamble of this Agreement.

“Corporation Return” means the U.S. federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.08(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.

“Exchange” is defined in the recitals of this Agreement, and “Exchanged” and “Exchanging” shall have correlative meanings.

“Exchange Agreement” means the Exchange Agreement by and among Parent, the Corporation, Holdings, OZ Management LP, OZ Advisors LP, OZ Advisors II LP and the Partners from time to time party thereto.

“Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.

“Exchange Date” is defined in the recitals of this Agreement.

“Exchange Payment” is defined in Section 5.01.

“Excluded Assets” is defined in Section 7.11(c) of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Holdings” is defined in the recitals of this Agreement.

“Holdings Group Partnership” means OZ Advisors II and all other Persons (as defined herein) in which Holdings acquires a general partnership interest, managing member interest or similar interest on or after the date hereof.

“Holdings Group Partnership Unit” means an interest in capital or profits, whether specified as a unit or otherwise, in a Holdings Group Partnership.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation (or the Partnerships, but only with respect to Taxes imposed on the Partnerships and allocable to the Corporation) using the same methods, elections, conventions and similar practices used on the relevant Corporation Return but using the Non-Stepped Up Tax Basis instead of the tax basis reflecting the Basis Adjustments of the Adjusted Assets and excluding any deduction attributable to Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporation’s payment obligations under this Agreement.

“IPO Date” means the date on which Class A Shares in Parent are sold in an initial public offering.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).

“Market Value” shall mean the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Class A Shares are not then listed on a National Securities Exchange or Interdealer Quotation System, “Market Value” shall mean the cash consideration paid for Class A Shares, or the fair market value of the other property delivered for Class A Shares, as determined by the Board of Directors of the Corporation in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.02.

“Net Tax Benefit” has the meaning set forth in Section 3.01(b).

“Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.

“Objection Notice” has the meaning set forth in Section 2.04(a).

“Operating Group Entities” is defined in the Preamble.

“Operating Partnership Units” is defined in the recitals to this Agreement.

“Original Partners” means each of the Partners party hereto on the date of execution of this Agreement, and, for purposes of Sections 4.02, 6.01, 6.02 and 7.06 hereof, each additional Partner so designated pursuant to Section 7.14.

“OZ Advisors II” is defined in the Preamble.

“OZ Fund” means (i) any private equity fund, hedge fund or any other public or private investment fund managed, directly or indirectly, by any Operating Group Entity or any of its Subsidiaries or Affiliates or any of its investment advisors and (ii) any Subsidiary of any such fund.

“Parent” is defined in the Preamble.

“Partner” means each party hereto (other than Parent, the Corporation, Holdings and the Partnerships), each party to the Prior Agreement (other than Parent, the Corporation, Holdings and the Partnerships), and each other Person who from time to time executes a joinder to this Agreement in form and substance reasonably satisfactory to the Corporation.

“Partnerships” is defined in the recitals of this Agreement.

“Partnership Agreement” means, with respect to a Partnership, the Amended and Restated Limited Partnership Agreement of such Partnership, as such is from time to time amended or restated.

“Partnership Units” means Holdings Group Partnership Units and Operating Partnership Units.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Partner) of one or more Partnership Units (i) that occurs prior to an Exchange of such Partnership Units, and (ii) to which section 743(b) of the Code applies.

“Prior Agreement” is defined in the Preamble.

“Realized Tax Benefit” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporation (or the Partnerships, but only with respect to Taxes imposed on the Partnerships and allocable to the Corporation for such Taxable Year), such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or the Partnerships (but only with respect to Taxes imposed on the Partnerships and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year and for all Taxes collectively, the net excess, if any, of the actual liability for Taxes of the Corporation (or the Partnerships, but only with respect to Taxes imposed on the Partnerships and allocable to the Corporation for such Taxable Year) over the Hypothetical Tax Liability for such Taxable Year, such actual Tax liability to be computed with the adjustments described in this Agreement. If all or a portion of the actual liability for Taxes of the Corporation, or the Partnerships (but only with respect to Taxes imposed on the Partnerships and allocable to the Corporation for such Taxable Year), for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Receivable” of a Partner means such Partner’s rights, interests, and entitlements hereunder as of the date of this Agreement.

“Reconciliation Dispute” has the meaning set forth in Section 7.09.

“Reconciliation Procedures” shall mean those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.

“Share of Liabilities” means, as to any Partnership Unit at the time of an exchange, the portion of the relevant Partnership’s “liabilities” (as such term is defined in section 752 and section 1001 of the Code) allocated to that Partnership Unit pursuant to section 752 of the Code and the applicable Treasury Regulations.

“Subsequent Exchange” is defined in Section 4.01(a) of this Agreement.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether on an exclusive or on an alternative basis, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year, (2) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (3) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by the Corporation on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (4) any non-amortizable assets are deemed to be disposed of on the fifteenth anniversary of the earlier of the Basis Adjustment and the Early Termination Date, provided, that in the event of a Change of Control non-amortizable assets shall be deemed disposed of at the earlier of (i) the time of sale of the relevant asset or (ii) as generally provided in this Valuation Assumption (4) and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Class A Shares and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. For purposes of this Agreement, as a result of an Exchange, each Operating Group Entity shall be deemed to be entitled to a Basis Adjustment for each of its Adjusted Assets with respect to the Corporation, the amount of which Basis Adjustment shall be the excess, if any, of (i) the sum of (x) the Amount Realized by the Applicable Member in the Exchange, to the extent attributable to such Adjusted Asset, plus (y) the amount of payments made pursuant to this Agreement with respect to such Exchange, to the extent attributable to such Adjusted Asset, over (ii) the Corporation’s share of the Operating Group Entity’s Tax basis for such Adjusted Asset immediately after the Exchange, attributable to the Operating Partnership Units Exchanged, determined as if (x) the Operating Group Entity remains in existence as an entity for tax purposes, and (y) the Operating Group Entity had not made the election provided by section 754 of the Code. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.02 Exchange Basis Schedule. Within 180 calendar days after the filing of the U.S. federal income tax return of the Corporation for each Taxable Year in which any Exchange has been effected, the Corporation shall deliver to the Applicable Partner a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail, for purposes of Taxes, (i) the actual unadjusted tax basis of the Adjusted Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Adjusted Assets as a result of the Exchanges effected in such Taxable Year and all prior Taxable Years, calculated (a) in the aggregate and (b) solely with respect to Exchanges by the Applicable Partner, (iii) the period or periods, if any, over which the Adjusted Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions).

Section 2.03 Tax Benefit Schedule. Within 180 calendar days after the filing of the U.S. federal income tax return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the Applicable Partner a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)).

Section 2.04 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to the Applicable Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Applicable Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter supporting such Schedule and (y) allow the Applicable Partner reasonable access at no cost to the appropriate representatives at the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Applicable Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or within 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (“Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to an Exchange Basis Schedule, or within 30 calendar days of receipt by the Corporation of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the Applicable Partner, the Corporation and the Applicable Partner shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Applicable Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Within five (5) calendar days of a Tax Benefit Schedule delivered to an Applicable Partner becoming final in accordance with Section 2.04(a), or earlier in the Corporation’s discretion, the Corporation shall pay to the Applicable Partner for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.01(b) in the amount Attributable to the Applicable Partner. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the Applicable Partner previously designated by such Partner to the Corporation. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” for each Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.01, excluding payments attributable to Interest Amount; provided, however, that for the avoidance of doubt, no Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” for a given Taxable Year shall equal the interest on the Net Tax Benefit for such Taxable Year calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the most recently ended Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by using Valuation Assumptions (1), (3), and (4), substituting in each case the terms “the date on which a Change of Control becomes effective” for an “Early Termination Date”. The Net Tax Benefit and the Interest Amount shall be determined separately with respect to each separate Exchange, on a Partnership Unit-by-Partnership Unit basis by reference to the Amount Realized by the Applicable Partner on the

Exchange of a Partnership Unit and the resulting Basis Adjustment to the Corporation. For purposes of this Section 3.01(b), the amendment to the definition of “Agreed Rate” set forth herein shall be effective as of the date of the Prior Agreement.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Corporation’s Cumulative Net Realized Tax Benefit, and the Interest Amount thereon, being paid to the Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner so that these fundamental results are achieved.

Section 3.03 Pro Rata Payments. For the avoidance of doubt, to the extent (i) the Corporation’s deductions with respect to any Basis Adjustment is limited in a particular Taxable Year or (ii) the Corporation lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due in a particular Taxable Year, the limitation on the deductions, or the Tax Benefit Payments that may be made, as the case may be, shall be taken into account or made for the Applicable Partner in the same proportion as Tax Benefit Payments would have been made absent the limitations set forth in clauses (i) and (ii) of this paragraph, as applicable.

Section 3.04 Opt-Out.

(a) Notwithstanding Section 3.01, prior to an Exchange, an Applicable Partner may elect not to receive any payments under this Agreement with respect to such Exchange, by delivering written notice evidencing such election, reasonably satisfactory in form and substance to the Corporation, to the Corporation at least 10 Business Days prior to the Closing Date of the relevant Exchange. Such notice of election, when delivered, shall be irrevocable; provided, however, that a revocation of an Exchange under the Exchange Agreement shall constitute a revocation of any notice of election with respect to the Partnership Units the Exchange of which so has been revoked, and such notice of election shall be without further force and effect to the extent so treated as revoked; provided further, that no revocation of a previously delivered notice of election other than a revocation resulting as provided in the foregoing proviso shall be permitted.

(b) This Agreement shall not apply to any Exchange to the extent such Exchange is covered by a notice of election delivered pursuant to Section 3.04(a) (to the extent such notice of election continues in effect), and all computations hereunder, including the computation of any Tax Benefit Payments and determination of any amounts Attributable to any Partner, shall be made without taking into account Exchanges covered by any such notice of election. For the avoidance of doubt, an Applicable Partner that makes an election pursuant to Section 3.04(a) shall remain entitled to payments under this Agreement with respect to any Exchanges with respect to which no election has been made (and continues in effect) pursuant to Section 3.04(a).

ARTICLE IV

TERMINATION

Section 4.01 Early Termination and Breach of Agreement.

(a) The Corporation may terminate this Agreement with respect to all of the Partnership Units held (or previously held and exchanged) by all Partners at any time by paying to all of the Partners the Early Termination Payment; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all Partners, and provided, further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by the Corporation, neither the Applicable Partners nor the Corporation shall have any further payment obligations under this Agreement in respect of such Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporation and an Applicable Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). For the avoidance of doubt, if an Exchange occurs after the Corporation makes the Early Termination Payments with respect to all Partners, the Corporation shall have no obligations under this Agreement with respect to such Exchange, and its only obligations under this Agreement in such case shall be its obligations to all Partners under Section 4.03(a).

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporation and any Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.

(c) The undersigned parties hereby acknowledge and agree that the timing, amounts and aggregate value of Tax Benefit Payments pursuant to this Agreement are not reasonably ascertainable.

Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to each Partner notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on all parties unless the Applicable Partner, within 30 calendar days after receiving the Early Termination Schedule thereto provides the Corporation with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Original Partner shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03 Payment upon Early Termination. (a) Within three calendar days after agreement between the Applicable Partner and the Corporation of the Early Termination Schedule, the Corporation shall pay to the Applicable Partner an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the Applicable Partner.

(b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the Applicable Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Applicable Partner beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to a Partner or to the Partners under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporation that are not Senior Obligations.

Section 5.02 Late Payments by the Corporation. The amount of all or any portion of any Exchange Payment not made to any Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Original Partner Participation in the Corporation’s and Partnerships’ Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation and the Partnerships, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporation shall notify the Original Partners of, and keep the Original Partners reasonably informed with respect to the portion of any audit of the Corporation and the Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect the Original Partners’ rights and obligations under this Agreement, and shall provide to the Original Partners reasonable opportunity to provide information and other input to the Corporation, the Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporation and the Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Partnership Agreements.

Section 6.02 Consistency. Except upon the written advice of an Advisory Firm, the Corporation and the Partners agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment) in a manner consistent with that specified by the Corporation in any Schedule required to be provided by or on behalf of the Corporation under this Agreement. Any Dispute concerning such advice shall be subject to the terms of Section 7.09; provided, however, that only an Original Partner shall have the right to object to such advice pursuant to this Section 6.02.

Section 6.03 Cooperation. The Partners shall each (a) furnish to the Corporation in a timely manner such information, documents and other materials as the Corporation may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporation and its representatives to provide explanations of documents and materials and such other information as the Corporation or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b)

on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Corporation, to:

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York, 10019

Attention: Chief Legal Officer

Fax: (212) 790-0077

Electronic Mail: Jeffrey.Blockinger@ozcap.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(T) (212) 735-3000

(F) (212) 735-2000

Attention: Pamela Lawrence Endreny

if to the Operating Group Entities or OZ Advisors II, to:

c/o Och-Ziff Capital Management Group LLC

9 West 57th Street

New York, New York, 10019

Attention: Chief Legal Officer

Fax: (212) 790-0077

Electronic Mail: Jeffrey.Blockinger@ozcap.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(T) (212) 735-3000

(F) (212) 735-2000

Attention: Pamela Lawrence Endreny

if to the Partners or any Partner, to:

the address and facsimile number set forth for such Partner in the records of the Partnerships.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.06 Successors; Assignment; Amendments; Waivers. No Partner may assign this Agreement to any person without the prior written consent of the Corporation; provided, however, (i) that, to the extent Partnership Units are effectively transferred in accordance with the terms of the Partnership Agreements, and any other agreements the Original Partners may have entered into with each other, or a Partner may have entered into with the Parent, the Corporation, Holdings and/or any of the Partnerships, the transferring Partner shall assign to the transferee of such Partnership Units the transferring Partner’s rights under this Agreement with respect to such transferred Partnership Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to become a “Partner” for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) that, once an Exchange has occurred, any and all payments that may become payable to a Partner pursuant to this Agreement with respect to such Exchange may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the

Corporation, agreeing to be bound by Section 7.12 and acknowledging specifically the last sentence of the next paragraph. For the avoidance of doubt, to the extent an Original Partner or other Person transfers Partnership Units to an Original Partner as may be permitted by any agreement to which the Partnership whose Partnership Units are subject to such transfer is a party, the Original Partner receiving such Partnership Units shall have all rights under this Agreement with respect to such transferred Partnership Units as such Original Partner has, under this Agreement, with respect to the other Partnership Units held by him.

Notwithstanding the foregoing provisions of this Section 7.06, no transferee described in clause (i) of the immediately preceding paragraph shall have the right to enforce the provisions of Section 2.04, 4.02, 6.01 or 6.02 of this Agreement, and no assignee described in clause (ii) of the immediately preceding paragraph shall have any rights under this Agreement except for the right to enforce its right to receive payments under this Agreement.

No provision of this Agreement may be amended unless such amendment is approved in writing by each of Parent, the Corporation and Holdings, on behalf of themselves and the respective Partnerships they Control, and by Original Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Original Partners hereunder if the Corporation had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Original Partner pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Partners will or may receive under this Agreement unless all such Partners disproportionately effected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. Notwithstanding anything to the contrary herein, in the event an Original Partner transfers his Partnership Units to a Permitted Transferee (as defined in each Partnership Agreement), excluding any other Original Partner, such Original Partner shall have the right, on behalf of such transferee, to enforce the provisions of Sections 2.04, 4.02 or 6.01 with respect to such transferred Partnership Units.

Section 7.07 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Submission to Jurisdiction; Dispute Resolution.

(a) Any and all disputes which are not governed by Section 7.09, including but not limited to any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be final and binding upon the parties as from the date rendered, and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets.

(b) Notwithstanding the provisions of paragraph (a), the Corporation may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Partner (i) expressly consents to the application of paragraph (c) of this Section 7.08 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as such Partner’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Partner of any such service of process, shall be deemed in every respect effective service of process upon the Partner in any such action or proceeding.

(c)

(i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.08, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another;

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c) (i) of this Section 7.08 and such parties agree not to plead or claim the same; and

(iii) The parties hereby waive in connection with any Dispute any and all rights to a jury trial.

Section 7.09 Reconciliation. In the event that the Corporation and an Applicable Partner are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with either the Corporation or the Applicable Partner or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before the date any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such payment shall be paid on the date such payment would be due and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation; except as provided in the next sentence. The Corporation and each Applicable Partner shall bear their own costs and expenses of such proceeding, unless the Applicable Partner has a prevailing position that is more than 10% of the payment at issue, in which case the Corporation shall reimburse such Applicable Partner for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Applicable Partner and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Applicable Partner.

Section 7.11 Treatment as Corporation; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) Holdings shall provide that all provisions of this Agreement shall correspondingly apply, including the payment of Tax Benefit Payments by any corporation owned directly or indirectly in whole or in part, now or in the future, by Holdings, with respect to any Realized Tax Benefit with respect to Holdings Group Partnership Units, that are part of an Exchange and in which such corporation owns an interest, under the same terms and conditions as set forth in this Agreement, and Holdings shall cause such corporation to execute and deliver a joinder to this Agreement to such effect. If either (i) the Parent or Holdings elects to be or is otherwise for any reason (e.g., whether due to a change in law or an interpretation of existing law) treated as a corporation for tax purposes, or (ii) the Parent holds Holdings directly or indirectly through an entity that is treated as a corporation for tax purposes, then the provisions of this Agreement shall apply (v) to Parent and/or Holdings, as appropriate, in the same manner as it applies to the Corporation, and (w) to each partnership, limited partnership and limited liability company Controlled by Parent or Holdings as if each such entity were a Partnership; provided that, to the extent any Partnership Units were Exchanged at a time when none of the events described in clause (i) or (ii) above had yet occurred, then (y) each such Exchange shall be treated for purposes of this Agreement as having occurred immediately after the first to occur of such events described in clause (i) or (ii) above at the Fair Market Value in existence at the time of such prior Exchange, and (z) the entity that is to be treated in the same manner as the Corporation shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated in the same manner as the Corporation on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (I) Original Assets that are still owned at the time of the applicable event described in clause (i) or (ii) above, and (II) taxable years of such entity ending on or after the date of the applicable event described in clause (i) or (ii) above. The parties agree that the terms of this Agreement will be applied to any corporation under this Section 7.11 only if the aggregate Tax Benefit Payments payable with respect to such corporation are reasonably expected to be more than $10 million. For the avoidance of doubt, if an event described in clause (i) or (ii) above occurs, an exchange of Holdings Group Partnership Units, whether occurring before or after the occurrence of such event, shall be treated as an Exchange for all purposes of this Agreement.

(b) If the Corporation becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(c) Notwithstanding any other provision of this Agreement, if Parent acquires one or more assets that, as of an Exchange Date, have not been contributed to the Operating Group Entities (other than Parent’s interests in the Corporation and Holdings) (such assets, “Excluded Assets”), then all Tax Benefit Payments due hereunder shall be computed as if such assets had been contributed to the Operating Group Entities on a pro rata basis on the date such assets were first acquired by Parent; provided, however, that if an Excluded Asset consists of stock in a corporation, then, for purposes of this Section 7.11(c), (i) such corporation (and any corporation Controlled by such corporation) shall be deemed to have contributed its assets to the Corporation in a transaction described in section 351 of the Code, and (ii) the Corporation shall be deemed to have contributed all such assets to the Partnerships, in each case on the date on which the Parent acquired stock of such corporation.

(d) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation with which such entity does not file a consolidated tax return pursuant to section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset (as reasonably determined by the governing body, or the Person responsible for management, of such entity acting in good faith), plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partnership interest.

Section 7.12 Confidentiality. Each Partner and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporation or any Person included within the Parent and their respective Affiliates and successors and the other Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by the Parent or any of its Subsidiaries, confidential information concerning the Parent, any Person included within the Parent and their respective Affiliates and successors, the other Partners and any fund, account or investment managed by any Person included within the Parent, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of the Corporation, any Person included within the Parent and their respective Affiliates and successors, the other Partners and any fund, account or investment managed directly or indirectly by any Person included within the Corporation learned of by the Partner heretofore or hereafter. This clause 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Partner and assignee (and each employee, representative or other agent of such Partner or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the Partnerships, the Partners and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partners relating to such tax treatment and tax structure.

If a Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries or the other Partners and the accounts and funds managed by the Corporation and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Partnership Agreement. To the extent this Agreement imposes obligations upon a particular Partnership or a general partner of a Partnership, this Agreement shall be treated as part of the relevant partnership agreement of each Partnership as described in Section 761(c) of the Code and sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.14 Joinder. The Corporation hereby agrees that, to the extent it acquires a general partnership interest, managing member interest or similar interest in any Person after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement promptly upon acquisition of such interest, and such person shall be treated as a “Partnership” for all purposes of this Agreement. The Parent hereby agrees to cause any Corporate Entity that acquires an interest in any Partnership Entity to execute a joinder to this Agreement (to the extent such Person is not already a party hereto) promptly upon such Person becoming subject to the provisions of Section 7.11(a), and to cause any Partnership to execute a joinder to this Agreement promptly upon any Corporate Entity owning an interest in such Partnership Entity becoming subject to the provisions of Section 7.11(a). The Partnerships, acting unanimously, shall have the power and authority (but not the obligation) to permit any Person who becomes a limited partner of each of the Partnerships to execute and deliver a joinder to this Agreement promptly upon acquisition of limited partnership interests in the Partnerships by such Person, and such Person shall be treated as a “Partner” for all purposes of this Agreement. Such joinder may (but shall not be required to) specify that such limited partner shall also be an “Original Partner” for all purposes of Sections 4.02, 6.01, 6.02 and 7.06 hereunder.

Section 7.15 Breach of Section 2.13 of Partnership Agreements. The parties hereby acknowledge and agree that the provisions of Section 2.13 of the Partnership Agreements shall be binding upon the Partners for purposes of this Agreement and are hereby incorporated into this Agreement, and shall be controlling as to matters addressed thereby notwithstanding anything in this Agreement to the contrary.

Section 7.16 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, the Corporation, Holdings, each Partnership and each Partner have duly executed this Agreement as of the date first written above.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OCH-ZIFF HOLDING CORPORATION

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OCH-ZIFF HOLDING LLC

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ MANAGEMENT LP

By:	OCH-ZIFF HOLDING CORPORATION, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

Signature Page to First Amended and Restated Tax Receivable Agreement

OZ ADVISORS LP

By:	OCH-ZIFF HOLDING CORPORATION, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

OZ ADVISORS II LP

By:	OCH-ZIFF HOLDING LLC, its general partner

By:	/s/ Joel Frank
Name:	Joel Frank
Title:	Chief Financial Officer

/s/ Daniel S. Och
Daniel S. Och

/s/ James K. Brown
James K. Brown

/s/ Michael Cohen
Michael Cohen

Signature Page to First Amended and Restated Tax Receivable Agreement

/s/ Joel Frank
Joel Frank

/s/ Harold Kelly
Harold Kelly

/s/ Zoltan Varga
Zoltan Varga

/s/ David Windreich
David Windreich

Signature Page to First Amended and Restated Tax Receivable Agreement